Exhibit 99.1

Advaxis Announces Common Stock Purchase Agreement for up to $20 Million with Lincoln Park Capital

PRINCETON, N.J.– August 3, 2020 – Advaxis, Inc. (Nasdaq: ADXS), a clinical-stage biotechnology company focused on the development and commercialization of immunotherapy products today announced that it has entered into a common stock purchase agreement for up to $20 million with Lincoln Park Capital Fund, LLC (LPC), a Chicago-based institutional investor. Upon execution of the purchase agreement, Lincoln Park made an initial purchase of $2 million of common stock at $0.57 per share.

Under the terms of the purchase agreement, Advaxis will have the right at its sole discretion, but not the obligation, to sell to LPC up to $20 million worth of shares over the 36-month term of the agreement, subject to certain conditions. There are no upper limits to the price per share LPC may pay to purchase the shares, and the purchase price of the shares will be based on the prevailing market prices at the time of each sale to LPC. Advaxis controls the timing and amount of any future sales of its stock to LPC.

There are no warrants, derivatives, financial or business covenants associated with the agreement, and LPC has agreed not to cause or engage in any direct or indirect short selling or hedging of Advaxis’ common stock. Advaxis may terminate the purchase agreement at any time, at its discretion, without any cost or penalty. In consideration for LPC entering into the purchase agreement, Advaxis issued shares of its common stock to LPC as a fee for LPC’s obligation to purchase shares at the Company’s discretion.

Advaxis intends to use any net proceeds from the sale of its common stock to LPC to advance its ADXS-HOT program and for general corporate purposes.

Additional information regarding the purchase agreement with LPC is available in the Current Report on Form 8-K that Advaxis will file with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock, nor shall there be any sale of shares of common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Advaxis, Inc.

Advaxis, Inc. is a clinical-stage biotechnology company focused on the development and commercialization of proprietary Lm-based antigen delivery products. These immunotherapies are based on a platform technology that utilizes live attenuated Listeria monocytogenes (Lm) bioengineered to secrete antigen/adjuvant fusion proteins. These Lm-based strains are believed to be a significant advancement in immunotherapy as they integrate multiple functions into a single immunotherapy and are designed to access and direct antigen presenting cells to stimulate anti-tumor T cell immunity, activate the immune system with the equivalent of multiple adjuvants, and simultaneously reduce tumor protection in the tumor microenvironment to enable T cells to eliminate tumors.

To learn more about Advaxis, visit www.advaxis.com and connect on Twitter, LinkedIn, Facebook and YouTube.

About Lincoln Park Capital Fund, LLC

LPC is a long-only institutional investor headquartered in Chicago, Illinois. LPC’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences and technology. LPC’s investments range from multi-year financial commitments to fund growth to special situation financings to long-term strategic capital offering companies’ flexibility and consistency. For more information, please visit www.lpcfunds.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statements that express the current beliefs and expectations of management, including but not limited to statements related to the expected clinical development of the Company’s drug product candidates. These and other risks are discussed in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K, filed on December 20, 2019 as amended on Form 10-K/A on January 21, 2020 and February 28, 2020, and its periodic reports on Form 10-Q and Form 8-K. Any statements contained herein that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to update or revise forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

Contact:

Tim McCarthy, LifeSci Advisors, LLC

212.915.2564

tim@lifesciadvisors.com